EXHIBIT 10.1




                            U.S. WIRELESS DATA, Inc.
                             NOTE PAYABLE EXTENTION


This agreement is entered into and agreed upon as of January 1, 1999 between U.S. Wireless Data, Inc. ("USWD"), and John Liviakis of Liviakis Financial Communications, Inc.

WHEREAS, John Liviakis has provided provide bridge financing to USWD under Notes Payable of $1,300,000 dated September 22, 1998, $150,000 dated November 27, 1998, and $150,000 dated December 14, 1998.

THEREFORE, John Liviakis agrees to:

1) Extend the due date of the three Notes Payable to February 1, 1999.


2) All other terms of the Notes Payable remain in effect as specified in each of the Note Payable agreements.



U.S. Wireless Data, Inc.               Liviakis Financial Communications, Inc.
/s/ Robert E. Robichaud                /s/ John Liviakis
-----------------------                -----------------
By Robert E. Robichaud                 By John Liviakis
Chief Financial Officer                President